                                                                   Exhibit 10.47

                     EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

         This Executive Officer Employment Agreement ("Agreement") is entered into as of July 13, 2000, by and between CALLAWAY GOLF COMPANY, a Delaware corporation (the "Company"), and BRAD HOLIDAY ("Employee").

         1. TERM. The Company hereby employs Employee and Employee hereby accepts employment pursuant to the terms and provisions of this Agreement for the period commencing August 15, 2000 and terminating December 31, 2002 unless this Agreement is earlier terminated as hereinafter provided. Unless such employment is earlier terminated, upon the expiration of the term of this Agreement, Employee's status shall be one of at will employment.

         2.       SERVICES.

                  (a) Employee shall serve as Executive Vice President and Chief Financial Officer of the Company. Employee's duties shall be the usual and customary duties of the offices in which he or she serves. Employee shall report to the Chief Executive Officer or such other person as the Chief Executive Officer shall designate. The Board of Directors and/or the Chief Executive Officer of the Company may change Employee's title, position and/or duties at any time.

                  (b) Employee shall be required to comply with all policies and procedures of the Company, as such shall be adopted, modified or otherwise established by the Company from time to time.

         3. SERVICES TO BE EXCLUSIVE. During the term hereof, Employee agrees to devote his or her full productive time and best efforts to the performance of Employee's duties hereunder pursuant to the supervision and direction of the Company's Board of Directors and its Chief Executive Officer. Employee further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Employee is employed by the Company or otherwise receiving compensation or other consideration from the Company, Employee will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Company's prior written consent. Employee further agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require. Nothing herein contained shall be deemed to preclude Employee from having outside personal investments and involvement with appropriate community activities, and from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Employee's work for the Company.

         4.       COMPENSATION.

                  (a) The Company agrees to pay Employee a base salary at the rate of $400,000.00 per year. Employee's base salary shall be reviewed, and subject to increase but not decrease at the Company's discretion, as of January 1, 2002.

                  (b) The Company shall provide Employee an opportunity to earn an annual bonus based upon participation in the Company's Executive Bonus Plan as it may or may not exist from time to time. Employee acknowledges that all bonuses are discretionary, that the current Executive Bonus Plan does not include any nondiscretionary bonus plan, and that the Company does not contemplate establishing any nondiscretionary bonus plan applicable to Employee. For purposes of a bonus for the calendar year 2000, Employee shall be treated as if he worked for the Company for the entire year.

         5.       EXPENSES AND BENEFITS.

                  (a) REASONABLE AND NECESSARY EXPENSES. In addition to the compensation provided for in Section 4 hereof, the Company shall reimburse Employee for all reasonable, customary, and necessary expenses incurred in the performance of Employee's duties hereunder. Employee shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision, and direction of the Company and its Chief Executive Officer.

                  (b) VACATION. Employee shall receive four (4) weeks paid vacation for each twelve (12) month period of employment with the Company. The vacation may be taken any time during the year subject to prior approval by the Company, such approval not to be unreasonably withheld. Any unused vacation will be carried forward from year to year. The maximum vacation time Employee may accrue shall be three times Employee's annual vacation benefit. The Company reserves the right to pay Employee for unused, accrued vacation benefits in lieu of providing time off.

                  (c) BENEFITS. During Employee's employment with the Company pursuant to this Agreement, the Company shall provide for Employee to:

                           (i) participate in the Company's health insurance
and disability insurance plans as the same may be modified from time to time;

                           (ii) receive, if Employee is insurable under usual
underwriting standards, term life insurance coverage on Employee's life, payable to whomever the Employee directs, in the face amount of $1,000,000.00, provided that Employee's physical condition does not prevent Employee from qualifying for such insurance coverage under reasonable terms and conditions;

                           (iii) participate in the Company's 401(k) pension
plan pursuant to the terms of the plan, as the same may be modified from time to time;

                           (iv) participate in the Company's Executive
Deferred Compensation Plan, as the same may be modified from time to time; and

                           (v) participate in any other benefit plans the
Company provides from time to time to senior executive officers. It is understood that benefit plans within the meaning of this subsection do not include compensation or bonus plans.

                  (d) ESTATE PLANNING AND OTHER PERQUISITES. To the extent the Company provides estate planning and related services, or any other perquisites and personal benefits to other senior executive officers generally from time to time, such services and perquisites shall be made available to Employee on the same terms and conditions.

                  (e) CLUB MEMBERSHIP. The Company shall pay the reasonable cost of initiation associated with Employee gaining privileges at a mutually agreed upon country club. Employee shall be responsible for all other expenses and costs associated with such club use, including monthly member dues and charges. The club membership itself shall belong to and be the property of the Company, not Employee.

                  (f) SIGNING BONUS. Company shall pay Employee a one-time signing bonus of $200,000.00, which is to be paid to Employee on the date Employee actually commences employment pursuant to this Agreement.

                  (g) STOCK OPTIONS. Pursuant to a separate stock option agreement, and subject to the approval of the Stock Option Committee of the Board of Directors, the Company shall provide to Employee options to purchase up to 200,000 shares of the Common Stock of the Company in accord with the following pricing and vesting schedule ("Start Date" means the date on which Employee actually commences employment with the Company):

         SHARES    VESTING DATE        PRICE
         ------    ------------        -----------------------------------------
         100,000   December 31, 2001   Base Price (the closing price on the NYSE
                                       on Start Date, as reported in the Wall
                                       Street Journal)
         100,000   December 31, 2002   Base Price

All shares of stock that are issuable upon the exercise of such options granted to Employee shall be registered as promptly as possible with the Securities and Exchange Commission, and shall be approved for listing on the New

York Stock Exchange upon notice of issuance.

                  (h) RELOCATION EXPENSES. The Company will reimburse Employee for actual, normal and reasonable expenses incurred in connection with the relocation of Employee's principal residence to San Diego County, California, including, but not limited to, the actual, normal and reasonable costs of moving household goods (both from his old residence to a temporary residence and from the temporary residence to the new residence); temporary housing costs; commission and closing costs associated with the sale of Employee's old residence; carrying costs associated with the old residence, including all expenses associated with maintaining Employee's old residence until sold; and closing costs and commissions associated with the acquisition of a new primary residence. It is understood that Employee's current employer has advanced to Employee certain amounts to cover all or some of Employee's relocation expenses, including payment to Employee of a $30,000.00 signing bonus, and to the extent Employee is required to repay all or some of these advances (including the signing bonus), such payments shall be reimbursable pursuant to this section. To the extent any reimbursement of such expenses pursuant to this section is subject to state or federal taxation imposed upon Employee, the Company shall pay to Employee an additional amount (the "Gross-Up Payment") such that after payment of all state and federal taxes on the reimbursement and the Gross-Up Payment, Employee shall retain an amount equal to the reimbursement. Employee shall fully and completely cooperate with the Company with respect to all matters associated with the taxation or potential taxation of reimbursements made pursuant to this section. Notwithstanding anything else to the contrary, total reimbursement and Gross-Up Payments pursuant to this provision shall not exceed $275,000.00.

         6. TAX INDEMNIFICATION. Employee shall be indemnified by the Company for certain excise tax obligations, as more specifically set forth in Exhibit A to this Agreement.

         7.       NONCOMPETITION.

                  (a) OTHER BUSINESS. To the fullest extent permitted by law, Employee agrees that, while employed by the Company or otherwise receiving compensation or other consideration from the Company, Employee will not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

                  (b) OTHER EMPLOYEES. Except as may be required in the performance of his or her duties hereunder, Employee shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment, nor shall Employee directly or indirectly employ any person who is now or hereafter employed by the Company or any of its affiliates for a period of one (1) year from the date Employee ceases to be employed by the Company.

                  (c) SUPPLIERS. While employed by the Company, and for one
(1) year thereafter, Employee shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

                  (d) CONFLICT OF INTEREST. While employed by the Company, Employee shall not engage in any conduct or enterprise that shall constitute an actual or apparent conflict of interest with respect to Employee's duties and obligations to the Company.

                  (e) NON-INTERFERENCE. While employed by the Company, and for one (1) year thereafter, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them. Employee understands that it is the policy of the Company that only the Chief Executive Officer, the Vice President of Press, Public and Media Relations and their specific designees may speak to the press or media about the Company or its business, and agrees not to interfere with the Company's press and public relations by violating this policy.

         8.       TERMINATION.

                  (a) TERMINATION AT THE COMPANY'S CONVENIENCE. Employee's employment under this Agreement may be terminated by the Company at its convenience at any time. In the event of a termination by the Company for its convenience, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Employee as of the date of such termination. In addition to the foregoing, and subject to the provisions of
Section 20, Employee shall be entitled to Special Severance equal to (i) severance payments equal to Employee's former base salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the greater of the remainder of the term of this Agreement or twelve (12) months from the date of termination; (ii) the payment of premiums owed for COBRA insurance benefits for a period of time equal to twelve (12) months from the date of termination; and (iii) no other severance.

                  (b) TERMINATION BY THE COMPANY FOR SUBSTANTIAL CAUSE. Employee's employment under this Agreement may be terminated immediately by the Company for substantial cause at any time. In the event of a termination by the Company for substantial cause, Employee shall be entitled to receive
(i) any compensation accrued and unpaid as of the date of termination; and
(ii) no other severance. "Substantial cause" shall mean for purposes of this subsection failure by Employee to substantially perform his or her duties, breach of this Agreement, or misconduct, including but not limited to, dishonesty, theft, use or possession of illegal drugs during work, and/or felony criminal conduct.

                  (c) TERMINATION BY EMPLOYEE FOR SUBSTANTIAL CAUSE. Employee's employment under this Agreement may be terminated immediately by Employee for substantial cause at any time. In the event of a termination by Employee for substantial cause, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Employee as of the date of such termination. In addition to the foregoing, and subject to the provisions of Section 20, Employee shall be entitled to Special Severance equal to (i) severance payments equal to Employee's former base salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the greater of the remainder of the term of this Agreement or twelve (12) months from the date of termination; (ii) the payment of premiums owed for COBRA insurance benefits for a period of time equal to twelve (12) months from the date of termination; and (iii) no other severance. "Substantial cause" shall mean for purposes of this subsection a material breach of this Agreement by the Company.

                  (d) TERMINATION DUE TO PERMANENT DISABILITY. Subject to all applicable laws, Employee's employment under this Agreement may be terminated immediately by the Company in the event Employee becomes permanently disabled. Permanent disability shall be defined as Employee's failure to perform or being unable to perform all or substantially all of Employee's duties under this Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Employee, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to Employee's permanent disability, Employee shall be entitled to (i) any compensation accrued and unpaid as of the date of termination; (ii) severance payments equal to Employee's former base salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal the greater of the remainder of the term of this Agreement or twelve
(12) months from the date of termination; (iii) the immediate vesting of outstanding but unvested stock options held by Employee as of such termination date in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Employee's termination; (iv) the payment of premiums owed for COBRA insurance benefits for a period of time equal to twelve (12) months from the date of termination; and (v) no other severance. The Company shall be entitled to take, as an offset against any amounts due pursuant to subsections (i) and (ii) above, any amounts received by Employee pursuant to disability or other insurance, or similar sources, provided by the Company.

                  (e) TERMINATION DUE TO DEATH. Employee's employment under this Agreement shall be terminated immediately by the Company in the event of Employee's death. In the event of a termination due to Employee's death, Employee's estate shall be entitled to (i) any compensation accrued and unpaid as of the date of death; (ii) severance payments equal to Employee's former base salary at the same rate and on the same schedule as in effect at the time of death for a period of time equal to the greater of the remainder of the term of this Agreement or twelve (12) months from the date of death; (iii) the immediate vesting of outstanding but unvested stock options held by Employee as of the date of death in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Employee's death; and (iv) no other severance.

                  (f) Any severance payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for such severance pay and other amounts specifically provided pursuant to this Section 8, Employee shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Employee pursuant to this Section 8 shall not be treated as damages, but as severance compensation to which Employee is entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Employee hereunder any amounts earned by Employee in other employment after termination of his or her employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Employee in other employment had Employee sought such other employment. The provisions of this
Section 8 shall not limit Employee's rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other employee benefit plan of the Company to which Employee is entitled pursuant to the terms of such plan.

                  (g) TERMINATION BY MUTUAL AGREEMENT OF THE PARTIES. Employee's employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

                  (h) PRE-TERMINATION RIGHTS. The Company shall have the right, at its option, to require Employee to vacate his or her office or otherwise remain off the Company's premises and to cease any and all activities on the Company's behalf without such action constituting a termination of employment or a breach of this Agreement.

         9.       RIGHTS UPON A CHANGE IN CONTROL.

                  (a) If a Change in Control (as defined in Exhibit B hereto) occurs before the termination of Employee's employment hereunder, then this Agreement shall be extended (the "Extended Employment Agreement") in the same form and substance as in effect immediately prior to the Change in Control, except that the termination date, as specified pursuant to Section 1 of this Agreement, shall be three (3) years from the effective date of the Change in Control.

                  (b) Notwithstanding anything in this Agreement to the contrary, if upon or at any time within one (1) year following any Change in Control that occurs during the term of this Agreement there is a Termination Event (as defined below), Employee shall be treated as if he or she had been terminated for the convenience of the Company pursuant to Section 8(a), and Employee shall be entitled to receive the same compensation and other benefits and entitlements as are described in Section 8(a), as appropriate, of this Agreement. Furthermore, the provisions of Section 8 shall continue to apply during the term of the Extended Employment Agreement except that, in the event of a conflict between Section 8 and the rights of Employee described in this Section 9, the provisions of this Section 9 shall govern.

                  (c) A "Termination Event" shall mean the occurrence of any one or more of the following, and in the absence of the Employee's permanent disability (defined in Section 8(d)), Employee's death, and any of the factors enumerated in Section 8(b) providing for termination by the Company for substantial cause:

                           (i) the termination or material breach of this
Agreement by the Company;

                           (ii) a failure by the Company to obtain the
assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company's assets;

                           (iii) any material diminishment in the title,
position, duties, responsibilities or status that Employee had with the Company, as a publicly traded entity, immediately prior to the Change in Control;

                           (iv) any reduction, limitation or failure to pay
or provide any of the compensation,
reimbursable expenses, stock options, incentive programs, or other benefits or perquisites provided to Employee under the terms of this Agreement or any other agreement or understanding between the Company and Employee, or pursuant to the Company's policies and past practices as of the date immediately prior to the Change in Control; or

                           (v) any requirement that Employee relocate or any
assignment to Employee of duties that would make it unreasonably difficult for Employee to maintain the principal residence he or she had immediately prior to the Change in Control.

         10. SURRENDER OF EQUIPMENT, BOOKS AND RECORDS. Employee understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Employee remove from the Company's facilities any of the Company's and/or its affiliates' equipment, books, records, documents, lists or any copies of the same without the Company's permission, nor shall Employee make any copies of the Company's and/or its affiliates' books, records, documents or lists for use outside the Company's office except as specifically authorized by the Company. Employee shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Employee's employment with the Company.

         11. GENERAL RELATIONSHIP. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

         12.      TRADE SECRETS AND CONFIDENTIAL INFORMATION.

                  (a) As used in this Agreement, the term "Trade Secrets and Confidential Information" means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to (i) concepts, ideas, plans and strategies involved in the Company's and/or its affiliates' products, (ii) the processes, formulae and techniques disclosed by the Company and/or its affiliates to Employee or observed by Employee, (iii) the designs, inventions and innovations and related plans, strategies and applications which Employee develops during the Term of this Agreement in connection with the work performed by Employee for the Company and/or its affiliates; and (iv) third party information which the Company and/or its affiliates has/have agreed to keep confidential.

                  (b) Notwithstanding the provisions of subsection 12(a), the term "Trade Secrets and Confidential Information" does not include (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Agreement or is otherwise a violation of contractual, legal or fiduciary duties owed to the Company, which violation is known to Employee; or (iii) information which, subsequent to disclosure or observation, is obtained by Employee from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal, or fiduciary obligation owed to the Company with respect to such information, and is known by Employee) and who is not required to refrain from disclosing such information to others.

                  (c) While employed by the Company, Employee will have access to and become familiar with various Trade Secrets and Confidential Information. Employee acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Employee agrees that Employee will not, at any time, whether during or subsequent to Employee's employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Employee is compelled to disclose it by governmental process. In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to, execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

                  (d) The provisions of this Section 12 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

         13.      ASSIGNMENT OF RIGHTS.

                  (a) As used in this Agreement, "Designs, Inventions and Innovations," whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company's and/or its affiliates' products.

                  (b) As a material part of the terms and understandings of this Agreement, Employee agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Employee, alone or with anyone else, in connection with the work performed by Employee for the Company during Employee's employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

                  (c) Employee agrees to disclose in writing to the President and CEO of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Employee develops, conceives and/or reduces to practice in connection with any work performed by Employee for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Employee shall disclose all Designs, Inventions and Innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his or her interest in such Design, Invention or Innovation to the Company. If the Company and Employee disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

                  (d) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Employee developed entirely on Employee's own time without using the Company's equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either:

                           (i) Relate at the time of conception or reduction
to practice to the Company's and/or its affiliates' business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or

                           (ii) Result from any work performed by Employee
for the Company and/or its affiliates.

                  (e) Employee agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company 's request, at no expense to Employee, Employee shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

                  (f) The provisions of this Section 13 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

         14. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Employee shall have no right to assign his rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Employee.

         15. ATTORNEYS' FEES AND COSTS. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute or default in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees incurred in such action or proceeding as provided in Section 18(f).

         16. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Employee or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Agreement replaces and supersedes any and all prior understandings or agreements between Employee and the Company regarding employment.

         17. NOTICES. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to:

                  Employee:     Brad Holiday
                                14224 Harrow Road
                                Poway, California  92064

                  Company:      Callaway Golf Company
                                2285 Rutherford Road
                                Carlsbad, California  92008-8815
                                Attn:  Steven C. McCracken
                                Executive Vice President, Chief Legal Officer

or to such other address as Employee or the Company may from time to time furnish, in writing, to the other.

         18.      IRREVOCABLE ARBITRATION OF DISPUTES.

                  (a) EMPLOYEE AND THE COMPANY AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING HEREUNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, ITS INTERPRETATION, ENFORCEABILITY, OR APPLICABILITY, OR RELATING TO EMPLOYEE'S EMPLOYMENT, OR THE TERMINATION THEREOF, THAT CANNOT BE RESOLVED BY MUTUAL AGREEMENT OF THE PARTIES SHALL BE SUBMITTED TO BINDING ARBITRATION. THIS INCLUDES, BUT IS NOT LIMITED TO, ALLEGED VIOLATIONS OF FEDERAL, STATE AND/OR LOCAL STATUTES, CLAIMS BASED ON ANY PURPORTED BREACH OF DUTY ARISING IN CONTRACT OR TORT, INCLUDING BREACH OF CONTRACT, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, VIOLATION OF PUBLIC POLICY, VIOLATION OF ANY STATUTORY, CONTRACTUAL OR COMMON LAW RIGHTS, BUT EXCLUDING WORKERS' COMPENSATION, UNEMPLOYMENT MATTERS, OR ANY MATTER FALLING WITHIN THE JURISDICTION OF THE STATE LABOR COMMISSIONER. THE PARTIES AGREE THAT ARBITRATION IS THE PARTIES' ONLY RECOURSE FOR SUCH CLAIMS AND HEREBY WAIVE THE RIGHT TO PURSUE SUCH CLAIMS IN ANY OTHER FORUM, UNLESS OTHERWISE PROVIDED BY LAW. ANY COURT ACTION INVOLVING A DISPUTE WHICH IS NOT SUBJECT TO ARBITRATION SHALL BE STAYED PENDING ARBITRATION OF ARBITRABLE DISPUTES; PROVIDED, HOWEVER, THAT THE PARTIES SHALL HAVE THE RIGHT TO SEEK PROVISIONAL RELIEF IN AN ANCILLARY COURT ACTION IN CONNECTION WITH AN ARBITRABLE DISPUTE.

                  (b) ANY DEMAND FOR ARBITRATION SHALL BE IN WRITING AND MUST BE COMMUNICATED TO THE OTHER PARTY WITHIN ONE (1) YEAR AFTER THE DISCOVERY OF THE ALLEGED CLAIM OR CAUSE OF ACTION BY THE AGGRIEVED PARTY, OR, IF LATER, WITHIN THE TIME PERIOD STATED IN THE APPLICABLE STATUTE OF LIMITATIONS.

                  (c) THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE PROCEDURAL RULES STATED IN THE NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE ARBITRATION SHALL BE CONDUCTED IN SAN DIEGO BY A FORMER OR RETIRED JUDGE OR ATTORNEY WITH AT LEAST 10 YEARS EXPERIENCE IN EMPLOYMENT-RELATED DISPUTES, OR A NON-ATTORNEY WITH LIKE EXPERIENCE IN THE AREA OF DISPUTE, WHO SHALL HAVE THE POWER TO HEAR MOTIONS, CONTROL DISCOVERY, CONDUCT HEARINGS AND OTHERWISE DO ALL THAT IS NECESSARY TO RESOLVE THE MATTER. THE PARTIES MUST MUTUALLY AGREE ON THE ARBITRATOR. IF THE PARTIES CANNOT AGREE ON THE ARBITRATOR AFTER THEIR BEST EFFORTS, AN ARBITRATOR FROM THE AMERICAN ARBITRATION ASSOCIATION WILL BE SELECTED PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES.

                  (d) THE ARBITRATION AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED AS A JUDGMENT IN ANY COURT HAVING COMPETENT JURISDICTION. IT IS EXPRESSLY UNDERSTOOD THAT THE PARTIES HAVE CHOSEN ARBITRATION TO AVOID THE BURDENS, COSTS AND PUBLICITY OF A COURT PROCEEDING, AND THE ARBITRATOR IS EXPECTED TO HANDLE ALL ASPECTS OF THE MATTER, INCLUDING DISCOVERY AND ANY HEARINGS, IN SUCH A WAY AS TO MINIMIZE THE EXPENSE, TIME, BURDEN AND PUBLICITY OF THE PROCESS, WHILE ASSURING A FAIR AND JUST RESULT. IN PARTICULAR, THE PARTIES EXPECT THAT THE ARBITRATOR WILL LIMIT DISCOVERY BY CONTROLLING THE AMOUNT OF DISCOVERY THAT MAY BE TAKEN (E.G., THE NUMBER OF DEPOSITIONS OR INTERROGATORIES) AND BY RESTRICTING THE SCOPE OF DISCOVERY TO ONLY THOSE MATTERS CLEARLY RELEVANT TO THE DISPUTE. HOWEVER, AT A MINIMUM, EACH PARTY WILL BE ENTITLED TO ONE DEPOSITION.

                  (e) THE PARTIES UNDERSTAND AND AGREE THAT THE ARBITRATOR HAS NO AUTHORITY TO AWARD PUNITIVE DAMAGES.

                  (f) THE PREVAILING PARTY SHALL BE ENTITLED TO AN AWARD BY THE ARBITRATOR OF REASONABLE ATTORNEYS' FEES AND OTHER COSTS REASONABLY INCURRED IN CONNECTION WITH THE ARBITRATION, INCLUDING WITNESS FEES AND EXPERT WITNESS FEES, UNLESS THE ARBITRATOR FOR GOOD CAUSE DETERMINES OTHERWISE.

                  (g) THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THE AGREEMENT, AND SHALL BE BINDING UPON THE PARTIES.

THE PARTIES HAVE READ PARAGRAPH 18 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                       ______ (EMPLOYEE) ______ (COMPANY)

         19.      MISCELLANEOUS.

                  (a) HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                  (b) WAIVER. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

                  (c) APPLICABLE LAW. This Agreement shall constitute a contract under the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

                  (d) SEVERABILITY. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

                  (e) ADVERTISING WAIVER. Employee agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Employee's name and/or pictures of Employee taken in the course of Employee's provision of services to the Company and/or its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

                  (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

         20. CONDITIONS ON SPECIAL SEVERANCE. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to:

                  (a) Employee's continued compliance with the terms and conditions of Sections 7(a), 7(b), 7(c), 7(e), 12, 13 and 18;

                  (b) Employee must not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business which engages directly or indirectly in competition with the businesses of the Company or any of its affiliates, or have any interest, direct or indirect, in any person, firm, corporation, or venture which directly or indirectly competes with the businesses of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund; and

                  (c) Employee must not, directly, indirectly, or in any other way, disparage the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations.

         21. TRADE SECRETS OF OTHERS. It is the understanding of both the Company and Employee that Employee shall not divulge to the Company any confidential information or trade secrets belonging to others, including Employee's former employers, nor shall the Company seek to elicit from Employee any such information. Consistent with the foregoing, Employee shall not provide to the Company, and the Company shall not request, any documents or copies of documents containing such information.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

EMPLOYEE                                       COMPANY

                                               Callaway Golf Company,
                                               a Delaware corporation

                                            By:
----------------------------                   ------------------------------
Brad Holiday                                   Chuck Yash, President

                                    EXHIBIT A

                               TAX INDEMNIFICATION

         Pursuant to Section 6 of Employee's Employment Agreement ("Section 6"), the Company agrees to indemnify Employee with respect to certain excise tax obligations as follows:

         1. Definitions. For purposes of Section 6 and this Exhibit A, the following terms shall have the meanings specified herein:

                  (a) "Claim" shall mean any written claim (whether in the form of a tax assessment, proposed tax deficiency or similar written notification) by the Internal Revenue Service or any state or local tax authority that, if successful, would result in any Excise Tax or an Underpayment.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to any section, subsection or other provision of the Code shall be deemed to refer to any successor thereto.

                  (c) "Excise Tax" shall mean (i) any excise tax imposed by
Section 4999 of the Code or any comparable federal, state or local tax, and
(ii) any interest and/or penalties incurred with respect to any tax described in 1(c)(i).

                  (d) Gross-Up Payment shall mean a cash payment as specified in Section 2.

                  (e) "Overpayment" and "Underpayment" shall have the meanings specified in Section 4.

                  (f) "Payment" shall mean any payment, benefit or distribution (including, without limitation, cash, the acceleration of the granting, vesting or exercisability of stock options or other incentive awards, or the accrual or continuation of any other payments or benefits) granted or paid to or for the benefit of Employee by the Company or by any person or persons whose actions result in a Taxable Event (as defined in this Section), or by any person affiliated with the Company or such person(s), whether paid or payable pursuant to the terms of this Agreement or otherwise. Notwithstanding the foregoing, a Payment shall not include any Gross-Up Payment required under Section 6 and this Exhibit A.

                  (g) "Taxable Event" shall mean any change in control or other event which triggers the imposition of any Excise Tax on any Payment.

         2. In the event that any Payment is determined to be subject to any Excise Tax, then Employee shall be entitled to receive from the Company a Gross-Up Payment in an amount such that, after the payment of all income taxes, Excise Taxes and any other taxes imposed with respect to the Gross-Up Payment (together with payment of all interest and penalties imposed with respect to any such taxes), Employee shall retain a net amount of the Gross-Up Payment equal to the Excise Tax imposed with respect to the Payments.

         3. All determinations required to be made under Section 6 and this Exhibit A, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the accounting firm of Pricewaterhouse Coopers LLP or, if applicable, its successor as the Company's independent auditor (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Taxable Event to which a possible Gross-Up Payment is related, another nationally recognized accounting firm that is mutually acceptable to the Company and Employee shall be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations to the Company and to Employee regarding the amount of Excise

Tax (if any) which is payable, and the Gross-Up Payment (if any) required hereunder, with respect to any Payment or Payments, with such calculations to be provided at such time as may be requested by the Company but in no event later than fifteen (15) business days following receipt of a written notice from Employee that there has been a Payment that may be subject to an Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to Section 6 and this Exhibit A shall be paid by the Company to Employee within five (5) business days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, the Accounting Firm shall furnish Employee with a written opinion that failure to disclose, report or pay the Excise Tax on Employee's federal or other applicable tax returns will not result in the imposition of a negligence penalty, understatement penalty or other similar penalty. All determinations by the Accounting Firm shall be binding upon the Company and Employee in the absence of clear and indisputable mathematical error. Following receipt of a Gross-Up Payment as provided herein, Employee shall be obligated to properly and timely report his Excise Tax liability on the applicable tax returns or reports and to pay the full amount of Excise Tax with funds provided through such Gross-Up Payment. Notwithstanding the foregoing, if the Company reasonably determines that the Employee will be unable or otherwise may fail to make such Excise Tax payment, the Company may elect to pay the Excise Tax to the Internal Revenue Service and/or other applicable tax authority on behalf of the Employee, in which case the Company shall pay the net balance of the Gross-Up Payment (after deduction of such Excess Tax payment) to the Employee.

         4. As a result of uncertainty in the application of Section 4999 of the Code, it is possible that a Gross-Up Payment will not have been made by the Company that should have been made (an "Underpayment") or that a Gross-Up Payment is made that should not have been made (an "Overpayment"). In the event that Employee is required to make a payment of any Excise Tax, due to an Underpayment, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Employee in which case Employee shall be obligated to make a timely payment of the full amount of the applicable Excise Tax to the applicable tax authority, provided, however, the Company may elect to pay the Excise Tax to the applicable tax authority on behalf of Employee consistent with the provisions of Section 3, in which case the Company shall pay the net balance of the Underpayment (after deduction of such Excise Tax payment) to Employee. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be repaid by Employee to the Company within ninety (90) days after written demand to Employee by the Company, provided, however, that Employee shall have no obligation to repay any amount of the Overpayment that has been paid to, and not recovered from, a tax authority, provided further, however, in such event the Company may direct Employee to prosecute a claim for a refund of such amount consistent with the principles set forth in Section 5.

         5. Employee shall notify the Company in writing of any Claim. Such notice (a) shall be given as soon as practicable, but in no event later than fifteen (15) business days, following Employee's receipt of written notice of the Claim from the applicable tax authority, and (b) shall include a compete and accurate copy of the tax authority's written Claim or otherwise fully inform the Company of the nature of the Claim and the date on which any payment of the Claim must be paid, provided that Employee shall not be required to give notice to the Company of facts of which the Company is already aware, and provided further that failure or delay by Employee to give such notice shall not constitute a breach of Section 6 or this Exhibit A except to the extent that the Company is prejudiced thereby. Employee shall not pay any portion of a Claim prior to the earlier of (a) the expiration of thirty (30) days following the date on which Employee gives the foregoing notice to the Company, (b) the date that any Excise Tax payment under the Claim is due, or (c) the date the Company notifies Employee that it does not intend to contest the Claim. If, prior to expiration of such period, the Company notifies Employee in writing that it desires to contest the Claim, Employee shall:

                  (a) give the Company any information reasonably requested by the Company relating to the Claim;

                  (b) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the Claim by an attorney selected and compensated by the Company who is reasonably acceptable to Employee;

                  (c) cooperate with the Company in good faith in order to effectively contest the Claim; and

                  (d) permit the Company to participate (at its expense) in any and all proceedings and conferences pertaining to the Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in connection with any such contest, and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and all costs imposed or incurred in connection with such contests. Without limitation upon the foregoing provisions of this Section 5, and except as provided below, the Company shall control all proceedings concerning any such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with tax authorities pertaining to the Claim. At the written request of the Company, and upon payment to Employee of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Employee shall pay the same and sue for a refund or otherwise contest the Claim in any permissible manner as directed by the Company. Employee agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company requests Employee to pay the Claim and sue for a refund, the Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and costs imposed or incurred in connection with such contest or with respect to any imputed income attributable to any advances or payments by the Company hereunder. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Employee which is the subject of a Claim is to be limited solely to the Claim. Furthermore, the Company's control of a contest as provided hereunder shall be limited to issues for which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other tax authority.

         6. If Employee receives a refund from a tax authority of all or any portion of an Excise Tax paid by or on behalf of Employee with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Employee shall, if so directed by the Company, file and otherwise prosecute a claim for refund of any Excise Tax payment made by or on behalf of Employee with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, with any such refund claim to be effected in accordance with the principles set forth in Section 5. If a determination is made that Employee shall not be entitled to any refund and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then Employee shall have no further obligation hereunder to contest such denial or to repay to the Company the amount involved in such unsuccessful refund claim. The amount of any advances which are made by the Company in connection with any such refund claim hereunder, to the extent not refunded by the applicable tax authority to Employee, shall offset, as appropriate consistent with the purposes of Section 6 and this Exhibit A, the amount of any Gross-Up Payment required hereunder to be paid by the Company to Employee.

                                    EXHIBIT B

                                CHANGE IN CONTROL

         A "Change in Control" means the following and shall be deemed to occur if any of the following events occurs:

         1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding the Company and its affiliates and any employee benefit or stock ownership plan of the Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired the Company's securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

         2. Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

         3. Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company's assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

                  (a) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

                  (b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

         4. Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.

                                CONTRACT SUMMARY

               (REFER TO CONTRACT FOR ACTUAL TERMS AND PROVISIONS)

Term:             Through 12/31/02
Title:            Executive Vice President and Chief Financial Officer
Compensation:     $400,000/year
Bonus:            Discretionary (not pro-rated in 2000)

Benefits:

                  Vacation:            Four (4) weeks paid vacation for each
                                       twelve (12) month period of employment.
                  Insurance:           Participate in the Company's health
                                       insurance and disability insurance plans
                                       as the same may be modified from time to
                                       time; $1 million in term life insurance
                                       coverage.
                  Retirement:          Participate in the Company's 401(k)
                                       pension plan; participate in the
                                       Company's Executive Deferred Compensation
                                       Plan.
                  Other:               Participate in any other benefit plans
                                       the Company provides from time to time to
                                       senior executive officers.
                  Estate Planning:     Limited reimbursement of estate planning
                                       and related services (currently $5,000
                                       per year).
                  Club Membership:     The Company shall pay the reasonable cost
                                       of initiation associated with Employee
                                       gaining privileges at a mutually agreed
                                       upon country club. Employee shall be
                                       responsible for all other expenses and
                                       costs associated with such club use,
                                       including monthly member dues and
                                       charges. The club membership itself shall
                                       belong to and be the property of the
                                       Company, not Employee.
Signing Bonus:    $200,000.00.
Stock Options:    200,000 shares, vesting 100,000 shares on 12/31/01, and
                  100,000 on 12/31/02. Priced at closing price on date work is commenced.
Relocation:       Reimbursement for actual and reasonable expenses incurred, including Gateway signing bonus of $30,000, with tax "gross up" payment up to a maximum reimbursement, including "gross up", of $275,000.00.
Severance:
                  Termination at the Company's Convenience:
                           Basic Severance:     (i) any compensation accrued and
                                                unpaid as of the date of
                                                termination; and (ii) the
                                                immediate vesting of all
                                                unvested stock options held by
                                                Employee as of the date of such
                                                termination.
                           Special Severance:   Subject to the provisions of
                                                Section 20 (non-compete), (i)
                                                base salary for the greater of
                                                the remainder of the term of
                                                this Agreement or twelve (12)
                                                months; (ii) the payment of
                                                premiums owed for COBRA
                                                insurance benefits for a
                                                period of time equal to twelve
                                                (12) months from the date of
                                                termination; and (iii) no other
                                                severance.
                  Termination by the Company for Substantial Cause:
                           Basic Severance:     (i) any compensation accrued and
                                                unpaid as of the date of
                                                termination.
                           Special Severance:   None.

                  Termination By Employee for Substantial Cause:
                           Basic Severance:     (i) any compensation accrued and
                                                unpaid as of the date of
                                                termination; and (ii) the
                                                immediate vesting of all
                                                unvested stock options held by
                                                Employee as of the date of such
                                                termination.
                           Special Severance:   Subject to the
                                                provisions of Section 20
                                                (non-compete), (i) base salary
                                                for the greater of the remainder
                                                of the term of this Agreement or
                                                twelve (12) months; (ii) the
                                                payment of premiums owed for
                                                COBRA insurance benefits for a
                                                period of time equal to twelve
                                                (12) months from the date of
                                                termination; and (iii) no other
                                                severance.
                  Termination Due to Permanent Disability:
                           Basic Severance:     (i) any compensation accrued and
                                                unpaid as of the date of
                                                termination; (ii) base salary
                                                for the greater of the remainder
                                                of the term of this Agreement or
                                                twelve (12) months; (iii) the
                                                prorated vesting of unvested
                                                stock options held by Employee
                                                as of the date of such
                                                termination; (iv)
                                                the payment of premiums owed
                                                for COBRA insurance benefits
                                                for a period of time equal to
                                                twelve (12) months from the
                                                date of termination; and (v)
                                                no other severance.
                           Special Severance:   None.
                  Termination Due to Death:
                           Basic Severance:     (i) any compensation accrued
                                                and unpaid as of the date of
                                                termination; (ii) base salary
                                                for the greater of the
                                                remainder of the term of this
                                                Agreement or twelve (12) months;
                                                (iii) the prorated vesting of
                                                unvested stock options held by
                                                Employee as of the date of such
                                                termination; and (iv) no other
                                                severance.
                           Special Severance:   None.
Change In Control Rights, Including "Parachute Tax" Indemnification Confidentiality/Trade Secrets Protection
Arbitration of Disputes

                 SEE CONTRACT FOR DETAILS, TERMS AND CONDITIONS.